Exhibit 99

Contact:	Claudia San Pedro
Vice President of Investor Relations and Treasurer
(405) 225-4846

SONIC REPORTS 22% EARNINGS GROWTH FOR FIRST QUARTER 2013

OKLAHOMA CITY (January 3, 2013) – Sonic Corp. (NASDAQ: SONC), the nation’s largest chain of drive-in restaurants, today announced results for the first quarter ended November 30, 2012.

Key highlights of the company’s first quarter report included:

•	The company’s net income per diluted share increased 22% to $0.11 compared with net income per diluted share of $0.09 in the first quarter of fiscal 2012;

•	System-wide same-store sales increased 3.0% during the first quarter, with an increase of 4.2% at company drive-ins and 2.9% at franchise drive-ins;

•	Company drive-in margins improved by 80 basis points; and

•	The company purchased $18 million of stock representing 3% of its outstanding stock.

“We are pleased the momentum in our business continues to build with a strong start in fiscal 2013,” said Cliff Hudson, Chairman and Chief Executive Officer. “Sustaining positive same-store sales during the quarter was the result of our improved day-part promotional strategy and effective creative messaging, complemented by our long-standing initiatives to improve customer service, product quality and value perception. This growth in sales led to an 80 basis point improvement in drive-in margins. In addition, during the quarter, we purchased $18 million of stock representing more than 1.8 million shares or approximately 3% of our outstanding stock. These three factors – same-store sales growth, operating leverage and use of free cash flow1 – are key components in our multi-layered growth strategy.

“We will continue to focus on key initiatives to drive our multi-layered growth strategy in calendar 2013. Starting this month, we will enhance our media purchasing by allocating a greater percentage of our media spend to national cable. In addition, over the next two to three years, initiatives such as our new point-of-sale system will complement our same-store sales initiatives to increase sales and profits and the new lower-cost small building prototype will improve return on investment on new drive-ins, spurring increased development,” added Hudson. “We are confident our multi-layered growth strategy, which incorporates same-store sales growth, leverage from higher sales, deployment of free cash flow, increasing royalty revenues and new drive-in development, will enable us to achieve double-digit earnings per share growth in the near and long term.”

Financial Overview

For the first fiscal quarter ended November 30, 2012, the company’s net income totaled $6.1 million or $0.11 per diluted share compared with net income of $5.5 million or $0.09 per diluted share in the same period prior year. Company drive-in sales in the first quarter of fiscal 2013 declined by $3.3 million compared to the first quarter of fiscal 2012 as a result of the refranchising of 34 company drive-ins during the second fiscal quarter of 2012, partially offset by an increase in same-store sales.

[1]	Free cash flow is defined as net income plus depreciation, amortization and stock compensation expense, less capital expenditures.

Same-Store Sales

For the first fiscal quarter ended November 30, 2012, system-wide same-store sales increased 3.0%, which was comprised of a 4.2% increase at company drive-ins and a 2.9% increase at franchise drive-ins.

Development

Across the Sonic system, one new franchise drive-in was opened in the first quarter of fiscal 2013 versus two new franchise drive-in openings during the first quarter of fiscal 2012. New franchise drive-in openings in fiscal 2013 are expected to be slightly higher than new franchise drive-in openings in fiscal 2012.

Fiscal Year 2013 Outlook

The company expects its initiatives to drive sales improvements going forward. However, uncertainty with regard to the macroeconomic environment and its impact on consumer confidence may result in sales volatility. The outlook for fiscal 2013 anticipates the following elements:

•	Positive same-store sales in the low single digit range;

•	Restaurant-level margins to improve between 50 to 100 basis points;

•	Slightly more new franchise drive-in openings than in fiscal 2012;

•	Selling, general and administrative expenses of $68 to $69 million;

•

Subsequent to the end of the quarter, the company completed the sale of real estate that was previously leased to a franchisee. As a result, franchise lease revenue is now expected to be $3 to $3.5 million; and depreciation and amortization is expected to be $40 to $41 million. The company realized net cash proceeds of approximately $30 million and a 24 month note of approximately $9 million on the sale;

•	Net interest expense of approximately $29 million;

•

Subsequent to the end of the quarter, legislation was passed that reinstated and extended certain employment tax credits. The company estimates it will realize a tax benefit of $500 thousand to $1 million related to the retroactive portion of the employment tax credit program in the second fiscal quarter and further expects its tax rate to be reduced to the 37% to 38% range in its third and fourth fiscal quarters from the ongoing impact of the reinstated tax credit program;

•	Capital expenditures of $30 to $35 million which includes a partial point-of-sale system implementation in company drive-ins and supply chain management implementation for the system; and

•	Free cash flow of $45 to $50 million for fiscal 2013.

About Sonic

Sonic, America’s Drive-In, originally started as a hamburger and root beer stand in 1953 in Shawnee, Oklahoma called Top Hat Drive-In, and then changed its name to Sonic in 1959. The first drive-in to adopt the Sonic name is still serving customers in Stillwater, Oklahoma. Sonic has more than 3,500 drive-ins coast to coast, where approximately three million customers eat every day. For more information about Sonic Corp. and its subsidiaries, visit Sonic at www.sonicdrivein.com.

Earnings Conference Call

The company will host a conference call and online web simulcast this afternoon beginning at 5:00 p.m. ET. The conference call can be accessed live over the phone by dialing (888) 656-7429 or (913) 981-5525 for international callers. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 7437689. The replay will be available until Thursday, January 10, 2013. An online replay of the conference call will be available approximately two hours after the conclusion of the live broadcast. A link to this event will be available on the investor section of the company’s website, www.sonicdrivein.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those expressed in, or underlying, these forward-looking statements are detailed in the company’s annual and quarterly report filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

The tables that follow provide information regarding the number of company drive-ins, franchise drive-ins and system drive-ins in operation as of the end of the periods indicated. In addition, these tables provide information regarding franchise sales, system growth in sales, and both franchise and system average drive-in sales and change in same-store sales. System information includes both company and franchise drive-in information, which we believe is useful in analyzing the growth of our brand. While we do not record franchise drive-in sales as revenues, we believe this information is important in understanding our financial performance since we calculate and record franchise royalties based on a percentage of franchise sales. This information also is indicative of the financial health of our franchisees.

SONIC CORP.

Unaudited Supplemental Information

(In thousands, except per share amounts)

	First Quarter Ended
	November 30,
	2012	2011
Statement of Operations
Revenues:
Company Drive-In sales	$93,456	$96,782
Franchise Drive-Ins:
Franchise royalties and fees	29,920	29,076
Lease revenue	1,486	1,288
Other	1,146	1,133

	126,008	128,279
Costs and expenses:
Company Drive-Ins:
Food and packaging	26,632	27,725
Payroll and other employee benefits	33,465	35,084
Other operating expenses, exclusive of depreciation and amortization included below	21,976	22,911

	82,073	85,720

Selling, general and administrative	16,130	15,417
Depreciation and amortization	10,595	10,466
Other operating (income) expense, net	7	(78)

	108,805	111,525

Income from operations	17,203	16,754

Interest expense	7,675	8,041
Interest income	(141)	(164)

Net interest expense	7,534	7,877

Income before income taxes	9,669	8,877
Provision for income taxes	3,536	3,378

Net income	$6,133	$5,499

Net income per share:
Basic	$0.11	$0.09

Diluted	$0.11	$0.09

Weighted average shares used in calculation:
Basic	57,672	61,693

Diluted	58,085	61,737

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended
	November 30,
	2012	2011
Drive-Ins in Operation
Company:
Total at beginning of period	409	446
Opened	—	—
Sold to franchisees	—	—
Closed (net of re-openings)	—	—

Total at end of period	409	446

Franchise:
Total at beginning of period	3,147	3,115
Opened	1	2
Acquired from company	—	—
Closed (net of re-openings)	(8)	(8)

Total at end of period	3,140	3,109

System-wide:
Total at beginning of period	3,556	3,561
Opened	1	2
Closed (net of re-openings)	(8)	(8)

Total at end of period	3,549	3,555

	First Quarter Ended
	November 30,
	2012	2011
	($ in thousands)
Sales Analysis
Company drive-ins:
Total sales	$93,456	$96,782
Average drive-in sales	230	218
Change in same-store sales	4.2%	–0.1%
Franchised drive-ins:
Total sales	$808,660	$781,703
Average drive-in sales	262	251
Change in same-store sales	2.9%	0.2%
System-wide:
Change in total sales	2.7%	0.5%
Average drive-in sales	$258	$247
Change in same-store sales	3.0%	0.1%

Note: Change in same-store sales based on restaurants open for a minimum of 15 months.

SONIC CORP.

Unaudited Supplemental Information

	First Quarter Ended
	November 30,
	2012	2011
Margin Analysis (percentage of Company Drive-In sales)
Company Drive-Ins:
Food and packaging	28.5%	28.6%
Payroll and employee benefits	35.8%	36.3%
Other operating expenses	23.5%	23.7%

	87.8%	88.6%

	November 30,	August 31,
	2012	2012
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	42,730	52,647
Current assets	122,775	107,151
Property, equipment and capital leases, net	399,064	443,008
Total assets	656,807	680,760

Current liabilities, including capital lease obligations and long-term debt due within one year	70,550	80,516
Obligations under capital leases due after one year	26,300	27,377
Long-term debt due after one year	462,854	466,613
Total liabilities	608,161	621,513
Stockholders’ equity	48,646	59,247